  Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into and effective as of July 3, 2018 (the “Effective Date”), is by and between ACCESSWIRE Canada Ltd, a Canadian limited entity (the “Company”), and Fred Gautreau, an individual (the “Employee”). The Company and the Employee shall sometimes be referred to herein as the “Parties”.

BACKGROUND

A.           This Agreement is being entered into in connection with that certain Stock Purchase Agreement, dated as July 3, 2018, by and between the Company and Employee.

B.           The Company is a wholly-owned subsidiary of Issuer Direct Corporation, a Delaware corporation (“Issuer Direct”).

C.           The Company and the Employee desire to set forth in writing the terms and conditions of their agreement and understanding with respect to the employment of the Employee as its Director of Corporate Development from the Effective Date forward.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Employee as its Director of Corporate Development and Employee hereby accepts such employment upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company. The Employee’s employment, as provided herein, shall commence on the Effective Date and shall continue for a period of two years unless earlier terminated pursuant to Section 8 (“Term”). It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice. For the purposes of this Agreement, the term “Company Group” shall include Issuer Direct any and all subsidiaries of the Company or Issuer Direct in which the Company or Issuer Direct owns at least a 20% equity interest.

2. Duties. Employee shall render exclusive, full-time services to the Company as its Director of Corporate Development. The Employee shall report to the Company’s Chief Executive Officer and Board of Directors (the “Board”) of the Company and/or Issuer Direct. Employee’s responsibilities, title, working conditions, location, duties and/or any other aspect of Employee’s employment may be changed, added to or eliminated during his employment at the sole discretion of the Company. During the Term of this Agreement, the Employee shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company and the Company Group.

3. Policies and Procedures. Employee agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

4. Salary. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Employee, and the Employee agrees to accept a salary of $130,000 CDN per annum (“Base Salary”). Any such salary shall be payable in accordance with the Company’s normal payroll practice and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Employee.

5. Incentive Compensation. During the Term, the Employee shall be eligible to receive annual bonus compensation in an initial amount equal to fifteen percent (15%) of the Base Salary upon the achievement of various quarterly milestones to be mutually agreed to by Employee and the Company’s Chief Executive Officer.

6. Equity Grants.  During the Term and pursuant to Issuer Direct’s 2014 Equity Incentive Plan (the “Plan”) or any successor equity incentive plan, the Employee may receive additional equity grants, solely at the discretion of the Board or the Compensation Committee of the Board of Issuer Direct, which grants will be subject to a separate award agreement between the Company, Issuer Direct and the Employee under the Plan.

7. Other Benefits. While employed by the Company as provided herein:

(a) Employee and Employee Benefits. The Employee shall be entitled to all benefits to which other executive officers of Issuer Direct are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan (or any similar plans typically offered to residents of Canada), group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Issuer Direct for the benefit of its executives. Issuer Direct reserves the right to alter and amend the benefits received by Employee from time to time at Issuer Direct’s discretion.

(b) Expense Reimbursement. The Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder according to the policies of the Company and subject to the approval of the Chief Financial Officer of the Company or Issuer Direct.

(c) Vacation. The Employee shall be entitled to five weeks (200 hours) paid personal time off per 12-month period (including vacation) according to Issuer Direct’s personal time off policy. In addition to the five week (200 hours) flexible personal time off set forth above, Employee shall be entitled to Alberta statutory holidays plus additional paid personal time off during December 24th through January 1st each calendar year during the Term. Sick time shall not be limited by this Section 7(c) and shall be governed by Issuer Direct’s policies for sick leave.

8. Termination. Employee and the Company each acknowledge that either party has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or with cause or advance notice pursuant to the following:

(a) Voluntary Resignation by Employee, Termination for Cause or Death. In the event the Employee (i) voluntary terminates his employment with the Company (other than for Good Reason as defined below), (ii) is terminated by the Company for Cause (as defined below), or (iii) shall die during the period of his employment hereunder, the Company’s obligation to make payments hereunder shall cease upon the date of such termination and the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee (a) any salary earned but unpaid prior to termination and all accrued but unused personal time, and (b) any business expenses that were incurred but not reimbursed as of the date of termination.

(b) Termination by Disability. In the event Employee shall become permanently disabled, as evidenced by notice to the Company of Employee’s inability to carry out his job responsibilities for a continuous period of more than three months, Employee’s employment shall cease on such day but the Company shall continue (i) to make payment to Employee based on the then Base Salary for a period of three months (in accordance with the Company’s general payroll policy) commencing on the first payroll period following the fifteenth day after termination of employment and (ii) to provide substantially similar coverage under the Company’s then current medical, health, and vision insurance plans to the Employee and his eligible dependents for a period of three months provided that Employee continues to make any required employee contribution ((i) and (ii), above, collectively the “Severance Benefits”), in addition to any accrued but unpaid salary and unreimbursed expenses prior to the date of termination. Vesting of any option grants shall continue to vest pursuant to the schedule and terms previously established during the three month severance period. Subsequent to the three month severance period the vesting of any option grants shall immediately cease.

(c) Termination by the Company without Cause. The Company will have the right to terminate Employee’s employment with the Company at any time without Cause. In the event Employee is terminated without Cause or resigns for Good Reason (as defined below), and upon the execution of a full general release by Employee (“Release”), releasing all claims known or unknown that Employee may have against Company as of the date Employee signs such Release, and upon the written acknowledgment of his continuing obligations under this Agreement, Company shall continue to make the Severance Benefits, in addition to any accrued but unpaid salary and unreimbursed expenses prior to the date of termination.

i. “Cause” means termination of the Employee’s employment because of the Employee’s: (i) commission of fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony in the jurisdiction in which such conviction or guilty plea occurs; (iii) material breach by the Employee of this Agreement, and the duties described therein, or any other agreement to which the Employee and the Company or a member of the Company Group are parties that has not been cured within 30 days following receipt of written notice thereof (except as set forth in the following (iv)); (iv) material breach by the Employee of Sections 9 and 10 of this Agreement; (v) commission by the Employee of acts that are demonstrably injurious to a member of the Company Group, monetarily or otherwise; and (vi) any violation by the Employee of any fiduciary duties owed by him to the Company or a member of the Company Group that causes injury to the Company, other than breaches of fiduciary duty also committed by other officers and members of the Board based on actions taken after consultation with, and the advice of, legal counsel.

ii. “Good Reason” means the occurrence of any of the following without the written consent of the Employee: (i) any duties, functions or responsibilities are assigned to the Employee that are materially inconsistent with the Employee’s duties, functions or responsibilities with the Company as contemplated or permitted by this Agreement; (ii) material diminution in Employee’s duties; or (iii) the Base Salary or the annual incentive plan opportunity expressed as a percentage of Base Salary of the Employee is materially reduced, unless a reduction is as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect the Employee.

iii. “Corporate Transaction” shall have the meaning set forth in the Plan of the Company.

9. Proprietary and Other Obligations.

(a) Confidential Information. During the period of the Employee’s employment with the Company and at all times thereafter, the Employee shall hold in secrecy for the Company Group all Confidential Information (as defined below) that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company. Notwithstanding the preceding sentence, the Employee shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of inappropriate disclosure or use by the Employee in violation of this Section 9(a)) or (b) the Employee is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Employee shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Employee’s employment and as necessary to perform his duties under this Agreement, the Company Group will provide and grant the Employee access to the Confidential Information. The Employee recognizes that any Confidential Information is of a highly competitive value, may include Confidential Information not previously provided the Employee and that the Confidential Information could be used to the competitive and financial detriment of the Company Group if misused or disclosed by the Employee. The Company Group promises to provide access to the Confidential Information only in exchange for the Employee’s promises contained herein, expressly including the covenants in this Agreement.

For the purposes of this Agreement, “Confidential Information” means any trade secrets and confidential and proprietary information acquired by the Employee in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company Group (such as non-public information), (ii) is designated or marked by the Company Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, ”know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about products or services of the Company Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

(b) Inventions. The Employee agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Employee alone or with others during the course of the Employee’s employment and relating to the financial industry, newswire distribution and process, regulatory compliance, or investor relations shall belong exclusively to the Company Group. The Employee hereby irrevocably waives in favor of the Company Group any and all copyright and moral rights, and irrevocably assigns to the Company and/or Company Group any and all legal rights, that the Employee may have in respect of any such materials. The Employee agrees to execute any assignments and/or acknowledgements as may be requested by the Company Group from time to time, at the expense of the Company, without any further remuneration.

(c) Return of Documents and Property. Upon termination of the Employee’s employment for any reason, the Employee (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to the Company Group that are in the possession or under the control of the Employee.

(d) Non-disparagement. The Employee agrees during and after the Term, he shall not to knowingly disparage the Company Group, its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. The Company Group agrees during and after the Term, it shall instruct its officers, directors, employees and agent not to knowingly disparage the Employee in any manner that could be harmful to you or your business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

10. Noncompetition and Non-solicitation. Employee acknowledges that he will be a member of executive and management personnel at the Company Group.

(a) Definitions.

i. “Competing Business” means press and news release distribution and/or dissemination business.

ii. “Prohibited Area” means North America and Canada, which Prohibited Area the Parties have agreed to as a result of the fact that those are the geographic areas in which the Company Group conducts a preponderance of their business and in which the Employee provides substantive services to the Company Group expand during the Term. The Prohibited Area shall also include geographic areas in which members of the Company Group expand during the Term.

(b) Covenant Not to Compete. Without the prior written consent of the Board of Issuer Direct (which may be withheld in the Board’s sole discretion), so long as the Employee is an employee of the Company or any other member of the Company Group and for (i) a three year period thereafter in the event the separation occurs prior to one year from the Effective Date or (ii) a two year period thereafter in the event the separation occurs on or after the first anniversary of the Effective Date (or, in the case of a Corporate Transaction under Section 8(c), 12-month period) (the “Restricted Period”), the Employee agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Employee understands that this Section 10(b) prohibits the Employee from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The Parties agree that such prohibition shall not apply to the Employee’s passive ownership of not more than 5% of a publicly-traded company

(c) Non-solicitation Covenant. Employee agrees that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a 5% interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company during the period he is employed by the Company and for a period of two years following the separation, resignation, or termination of Employee’s employment with the Company. Employee further agrees that during the period he is employed by the Company and for two years thereafter, he will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in Section 10(c) is the Prohibited Area. Nothing in Sections 9 and 10 should be construed to narrow the obligations of Employee imposed by any other provision herein, any other agreement, law or other source.

(d) Reasonable. Employee agrees and acknowledges that the time limitation and the geographic scope on the restrictions in Sections 9 and 10 and their subparts are reasonable. Employee also acknowledges and agrees that the limitation in Sections 9 and 10 and their subparts is reasonably necessary for the protection of the Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to him. In the event that any term, word, clause, phrase, provision, restriction, or section of Sections 9 and 10 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the Parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company Group to be protected under Sections 9 and 10 of this Agreement, Employee understands and agrees that the Company Group could not be reasonably or adequately compensated in damages in an action at law for Employee’s breach of their obligations (whether individually or together) hereunder. Accordingly, Employee specifically agrees that the Company Group shall be entitled to seek temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 9 and 10 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. Employee acknowledges and agrees that the provisions in Sections 9 and 10 and their subparts are essential and material to this Agreement, and that upon breach of Sections 9 and 10 by him to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company Group. This provision with respect to injunctive relief shall not, however, diminish the right of the Company Group to claim and recover damages or other remedies in addition to equitable relief.

(f) Extension of Time. In the event that Employee breaches any covenant, obligation or duty in Sections 9 and 10 or their subparts, any such duty, obligation, or covenants to which the Parties agreed by Sections 9 and 10 and their subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Employee’s duties and obligations as agreed by Sections 9 and 10 and their subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

11. Miscellaneous.

(a) Taxes. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company Group pursuant to this Agreement. Employee agrees to indemnify the Company Group and hold the Company Group harmless from any and all claims or penalties asserted against the Company Group for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company Group pursuant to this Agreement. Employee expressly acknowledges that the Company Group has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company Group to Employee pursuant to this Agreement.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c) Attorneys’ Fees. The prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in enforcing this Agreement.

(d) Successors and Assigns. Neither party may assign this Agreement without the express written consent of the other party. For the purposes of the Agreement, an assignment shall include a merger, consolidation, change of control or change of control transaction.

(e) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address contained in the Company’s records. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(f) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable thereto. The Parties hereto consent to the jurisdiction of, and hereby waive any defenses based on lack of jurisdiction or venue by, any provincial or federal court located in the Province of Alberta.

(g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with regard to the employment of the Employee by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each duly executed this Employment Agreement as of the day and year first above written.

ACCESSWIRE CANADA LTD By: /s/ Brian R. Balbirnie Brian R. Balbirnie Chief Executive Officer	EMPLOYEE /s/ Fred Gautreau Fred Gautreau

ACKNOWLEDGED BY
AND AGREED TO:

ISSUER DIRECT CORPORATION

By: /s/ Brian R. Balbirnie
         Brian R. Balbirnie
         Chief Executive Officer